Exhibit 4.15

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made on the 11th day of October 2024 (the “Effective Date”)

BETWEEN

(1)
noco-tech Inc., duly incorporated and existing under the laws of Japan, having its principal office at C-Building 3-9 Moriya-cho, Kanagawa-ku, Yokohama, Kanagawa, 221-0022 Japan (the “Seller”);

(2)
noco-noco Pte. Ltd., duly incorporated and existing under the laws of Singapore, having its principal office at 3 Temasek Avenue Centennial Tower, Level 18, Singapore 039190 (the “Buyer”); and

(3)
noco-noco Inc., duly incorporated under the laws of Cayman Island, having its principal office at 3 Temasek Avenue, Centennial Tower, Level 18, Singapore 039190,

noco-noco Inc. and noco-noco Pte. Ltd. herein are referred collectively as the “Company”.

BACKGROUND:

The Seller has agreed to sell, and the Buyer has agreed to purchase, the Assets (as defined below) on the terms of this Agreement.

AGREED TERMS:

1.
DEFINITIONS AND INTERPRETATION
1.1
In this Agreement the following words and expressions have the meaning set out below:

“Assets” means the Fixed Assets listed in Appendix;

“Transfer Date” means the close of business on the day to be separately and reasonably agreed in writing between the Seller and the Buyer;

“Warranties” means the representations and warranties referred to in Clause 4 (Warranties) and set out in Schedule and “Warranty” means any of them.

1.2
In this Agreement and Schedule:
1.2.1
reference to any statute or statutory provision includes a reference to that statute or statutory provision as amended, extended or re-enacted and to any regulation, order, instrument or subordinate legislation under the relevant statutory or statutory provision;

1.2.2
reference to the singular includes a reference to the plural and vice versa; and
1.2.3
reference to any clause, sub-clause or schedule is to a clause, sub- clause or schedule (as the case may be) of or to this agreement.
2.
SALE AND PURCHASE
2.1
In consideration of the payment by the Buyer to the Seller of an amount equal to JPY1,340,000,000 (“Consideration”), excluding tax, the Seller hereby sells and assigns with full title guarantee and the Buyer (or its designated subsidiary) hereby purchases with effect from and as at the Transfer Date the Assets of the Seller. The Consideration shall be paid, not in cash, but in the form of 90,433,183 restricted ordinary shares of noco-noco Inc. (Nasdaq: NCNC) at a reference price of $0.1 per share.
2.2
In accordance with the immediately preceding clause, the Company shall issue 90,433,183 restricted ordinary shares of noco-noco Inc. (Nasdaq: NCNC) at a reference price of $0.1 per share to the Seller as full and final consideration as stipulated in the preceding clause. Upon the execution of this Agreement, the Company shall issue instruction to the Company’s transfer agent to transfer the corresponding number of shares to the Seller, within three (3) Singaporean business days.
2.3
Title to the Assets shall pass from the Seller to the Buyer (or its designated subsidiary) upon the Transfer Date.
2.4
The Seller and the Buyer hereby agree that the Assets shall not be delivered to the Buyer upon or after the Transfer Date and the Seller shall store and maintain the Assets as it has done prior to this transaction, for the benefit of the Buyer (or its designated subsidiary).
2.5
The risk of loss or damage to the Assets due to reasons not attributable to either the Seller or the Buyer (or its designated subsidiary) shall be transferred from the Seller to the Buyer (or its designated subsidiary) upon the Transfer Date.
2.6
The shares issued to the Seller shall be subject to a lock-up period of 120 days, during which time the Seller agrees not to sell, transfer, or otherwise dispose of the shares without the prior written consent of the Company.
3.
POST COMPLETION OBLIGATIONS
3.1
The Seller shall and shall procure that any other necessary party shall execute any necessary documents and do all such acts and things as may reasonably be required on or subsequent to the Transfer Date by the Buyer (or its designated subsidiary) for securing to or vesting in the Buyer (or its designated subsidiary) the legal and beneficial ownership of the Assets.

3.2
During the term that the Seller uses its office as specified in the beginning of this Agreement (the “Existing Office”), the Seller shall store and maintain the Assets at the Existing Office, for certain amount of the fee, which is to be separately agreed between the Seller and the Buyer, payable by the Buyer. The Buyer shall also pay the taxes (including but not limited to the fixed assets tax and depreciable asset tax) and costs incurred by the Seller for the maintenance of the Assets, provided however, that, as for the cost, the Seller shall obtain the prior consent by the Buyer for the amount and details of the costs to be paid by the Buyer.
4.
WARRANTIES
4.1
The Seller represents to the Company that each of the Warranties is true and accurate in all respects and not misleading at the Effective Date of this Agreement and will continue to be true and accurate in all respects and not misleading up to and including the Transfer Date.
4.2
The Company represents and warrants that it has full power and authority to enter into this Agreement and this Agreement constitutes a binding obligation on the Company, enforceable in accordance with its terms.
4.3
Each of the Warranties is a separate and independent Warranty and shall not be limited by reference to any other Warranty or anything in this Agreement.
5.
LIABILITY
5.1
The liability of the Seller under this Agreement in relation to the Assets shall be limited to, and only to the extent of, the damage to the Assets on account of the relocation from the Existing Office due to the causes attributable to the Seller.
6.
CONFIDENTIALITY
6.1
Each party shall treat as strictly confidential the provisions of this Agreement and the process of their negotiation and all information about the other party obtained or received by it as a result of negotiating, entering into or performing its obligations under this Agreement (“Confidential Information”).
6.2
Each party shall not, except with the prior written consent of each other party (which shall be unreasonably withheld or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person any Confidential Information.
6.3
Clause 6 shall not apply if and to the extend that the party using or disclosing Confidential Information can show that the disclosure or use:
6.3.1
is required by law or is requested by any supervisory, regulatory or governmental body having jurisdiction over it and whether or not the requirement or request has the force of law;
6.3.2
is to its auditors or professional advisors acting in connection with this Agreement or any matter arising out of this Agreement;

6.3.3
is of Confidential Information which was lawfully in its possession prior to the disclosure under this Agreement (as evidenced by written or electronic records); or
6.3.4
following disclosure under this Agreement, becomes available to the disclosed party from a source other than the disclosing party, which source is not bound by any obligation of confidentiality in relation to such information.
7.
ANTI-SOCIAL FORCES

Neither party or any of their representatives or constitutes, is engaged in anti-social activities directly or through third parties, with persons that are: (i) bouryokudan organized crime groups (“bouryokudan” as defined under Article 2(ii) of the Act on Prevention of Unjust Acts by Organized Crime Group Members (Act No. 77 of 1991, including subsequent revisions)); (ii) members of bouryokudan (“bouryokudan in” as defined under Article 2(vi) of the same act) or former bouryokudan members with less than five (5) years having passed since separation; (iii) associate members of bouryokudan; (iv) companies affiliated with bouryokudan; (v) soukaiya racketeer groups; (vi) groups conducting criminal activities under the pretext of social campaigns; (vii) crime groups specialized in intellectual crimes; (viii) other entities equivalent to items (i) through (vii); (ix) companies whose management is influenced by a person to which any of items (i) through (viii) apply (“Bouryokudan Members”); (x) companies whose management substantially involves Bouryokudan Members; (xi) persons who wrongfully engage Bouryokudan Members for the purpose of gaining unjust profit for themselves, their company or a third party or for the purpose of harming a third party; (xii) persons who provide funds or assistance to or are otherwise involved with Bouryokudan Members; and (xiii) directors or other persons substantially involved in management who have socially unacceptable relationships with Bouryokudan Members.

8.
TERM AND TERMINATION
8.1
This Agreement (other than obligations that have already been fully performed) remains in full force after the Transfer Date, unless and until the Seller and the Company agree in writing to terminate this Agreement.
8.2
Termination of this Agreement shall be without prejudice to any liability or obligation in respect of any matters, warranties, undertakings or conditions which shall not have been observed or performed by the relevant party prior to such termination.

9.
NOTICES
9.1
Any notice or other written communication given under or in connection with this Agreement may be delivered personally, sent by email or sent by first class post.
9.2
The address for service of any party shall be its address as set out in this Agreement unless otherwise notified and the email address shall be the email address used by the parties at the Transfer Date unless otherwise notified.
9.3
Any such notice or other written communication shall be deemed to have been served if personally delivered, at the time of delivery or if posted, at the expiry of two business days after it was posted, or if sent by email, at the time of transmission.
10.
MISCELLANEOUS
10.1
This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.
10.2
If at any time any term or provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part under any rule of law or enactment, such term or provision or part shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this Agreement shall not be affected.
10.3
This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, and discussions between the parties.
10.4
No amendment, modification, or waiver of any provision of this Agreement shall be valid unless in writing and signed by all parties.
11.
LAW AND JURISDICTION
11.1
This Agreement shall be governed by and construed in accordance with the laws of Japan and each party to this Agreement submits to the exclusive jurisdiction of the courts in Japan.
11.2
All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the Japan Commercial Arbitration Association (“JCAA”), by one arbitrator appointed by JCAA. The location of arbitration shall be Tokyo, Japan. The language of arbitration shall be English. The arbitrator is empowered to issue final judgement, and determine remedies, including awarding the costs of arbitration as well as ordering of specific performance when monetary compensation would not be an adequate remedy.

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This Agreement has been entered into by their duly authorized representatives on the Effective Date.

For noco-tech Inc

/s/ Akihiko Matsumura

Akihiko Matsumura Representative Director

C-Building

3-9 Moriya-cho, Kanagawa-ku Yokohama, Kanagawa

221-0022 Japan

For noco-noco Pte. Ltd.

/s/ Masataka Matsumura

Masataka Matsumura CEO

3 Temasek Avenue Centennial Tower, Level 18, Singapore

For noco-noco Inc.

/s/ Masataka Matsumura

Masataka Matsumura CEO

3 Temasek Avenue Centennial Tower, Level 18, Singapore

APPENDIX

List of Fixed Assets

SCHEDULE

Warranties

The Seller represents and warrants to the Buyer as set out below:

1.
Capacity
1.1
The Seller has the requisite power and authority to enter into and perform this Agreement.
1.2
The Assets are sold by the Seller to the Buyer with such title as is available to the Seller.
2.
Ownership of Assets
2.1
Each of the Assets is owned both legally and beneficially by the Seller free from any third party rights and, if capable of possession, is in its possession.
2.2
No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the Assets is outstanding and, apart from those set out in this Agreement, there is no agreement or commitment to give or create any of them, and no claim has been made by any person to be entitled to any of them.